As filed with the Securities and Exchange Commission on March 16, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FIRST CALIFORNIA FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-3737811
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1880 Century Park East, Suite 800

Los Angeles, CA 90067

(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp

2005 Stock Option Plan)

First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as the National

Mercantile Bancorp 1994 Stock Option Plan)

First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the

National Mercantile Bancorp Amended 1996 Stock Incentive Plan)

First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National

Mercantile Bancorp 2005 Stock Incentive Plan)

(Full Title of the Plans)

Romolo Santarosa

Executive Vice President and Chief Financial Officer

1880 Century Park East, Suite 800

Los Angeles, California 90067

(310) 282-6703

(Name, Address, Including Zip Code, and Telephone Number, Including

Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,003,648	$8.38	8,410,570.24	$258.20

(1)	1,003,648 shares of Common Stock, $0.01 par value per share (the “Shares”), of First California Financial Group, Inc. (the “Registrant”), a Delaware corporation, are being registered hereunder. Such number of Shares represents the aggregate number of Shares issuable pursuant to various equity plans of FCB Bancorp (“FCB”) and National Mercantile Bancorp (“National Mercantile”). On March 12, 2007, National Mercantile, a California corporation, merged into the Registrant, its wholly-owned subsidiary, to effect a reincorporation in Delaware. Following this reincorporation, FCB, a California corporation, also merged into the Registrant (collectively, the “Mergers”). The number of Shares subject to outstanding awards or rights under the plans as of the closing of the Mergers has been calculated pursuant to exchange ratios set forth in the Agreement and Plan of Merger, dated as of June 15, 2006, by and among National Mercantile, FCB and Registrant (the “Merger Agreement”). The conversion of Shares available for issuance under the equity plans but not subject to awards outstanding as of the close of the Mergers has been calculated based on a ratio determined by the Registrant in accordance with the terms of the plans and the Merger Agreement. The Shares consist of: (A) 358,080 Shares issuable under the First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan); (B) 1,125 Shares issuable under the First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as the National Mercantile Bancorp 1994 Stock Option Plan); (C) 349,317 Shares issuable under the First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan); and (D) 295,126 Shares issuable under the First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the amount registered hereunder includes an indeterminate number of Shares that may be issued in accordance with the provisions of the plans in connection with any anti-dilution provisions or in the event of any change in the outstanding Shares, including a stock dividend or stock split.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and (c) of the Securities Act, based upon (A) the weighted average exercise price per share ($9.51) with respect to outstanding awards for 825,662 Shares, consisting of (i) 273,932 Shares issuable under the First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan); (ii) 1,125 Shares issuable under the First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as the National Mercantile Bancorp 1994 Stock Option Plan); (iii) 349,317 Shares issuable under the First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan); and (iv) 201,288 Shares issuable under the First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan), and (B) the average of the high and low prices of the Registrant’s Shares as reported on the Nasdaq Stock Market on March 13, 2007 ($13.12) for (i) 84,148 Shares available for issuance pursuant to future awards under the First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan) and (ii) 93,838 Shares available for issuance pursuant to future awards under the First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants in the plans covered by the registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Registrant hereby incorporates herein by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

A.	The Joint Proxy Statement-Prospectus, filed pursuant to Rule 424(b) under the Securities Act on February 20, 2007 (the “Joint Proxy Statement-Prospectus”), constituting part of Amendment No. 4 to the Registration Statement on Form S-4 (File No. 333-138161) filed with the Commission on February 13, 2007; and

B.	The Registrant’s Current Report on Form 8-K filed on March 13, 2007; and

C.	Description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on March 12, 2007, including any amendment or report filed for the purpose of updating that description.

All documents filed by the Registrant or its predecessors National Mercantile Bancorp and FCB Bancorp pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

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Item 5.	Interests of Named Experts and Counsel

The consolidated financial statements (restated) of National Mercantile and subsidiaries as of and for the year ended December 31, 2005 included in the Joint Proxy Statement-Prospectus have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated statements (restated) of operations, shareholders’ equity, and cash flows of National Mercantile and subsidiaries for the year then ended December 31, 2004 included in the Proxy Statement of First California Financial Group, Inc., which is referred to and made a part of the Joint Proxy Statement-Prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in their report, which are incorporated herein by reference. Such consolidated statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of FCB Bancorp and subsidiaries as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005 included in the Joint Proxy Statement-Prospectus have been audited by Moss Adams LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of South Coast Bancorp, Inc. and subsidiaries as of December 31, 2004, and for each of the two years in the period then ended, included in the Joint Proxy Statement-Prospectus have been audited by Grant Thornton LLP, independent certified public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Item 6.	Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Registrant contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors and officers, including proceedings under the Securities Act and the Exchange Act.

The Registrant has authorized the entering into of indemnity contracts and provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances which may include liability or related loss under the Securities Act and the Exchange Act.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See Index to Exhibits below.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

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(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 15th day of March 2007.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/s/ C. G. Kum
C. G. Kum
President and Chief Executive

POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints C. G. Kum, Romolo Santarosa and Robert W. Bartlett, or any of them, his or her attorney-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ C. G. Kum	Director, President and Chief Executive Officer (Principal Executive Officer)	March 15, 2007
C. G. Kum

/s/ Romolo Santarosa	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting	March 15, 2007
Romolo Santarosa	Officer)

/s/ Richard D. Aldridge	Director	March 15, 2007
Richard D. Aldridge

/s/ Donald E. Benson	Director	March 15, 2007
Donald E. Benson

/s/ John W. Birchfield	Director	March 15, 2007
John W. Birchfield

/s/ Joseph N. Cohen	Director	March 15, 2007
Joseph N. Cohen

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/s/ Robert E. Gipson	Director	March 15, 2007
Robert E. Gipson

/s/ W. Douglas Hile	Director	March 15, 2007
W. Douglas Hile

/s/ Antoinette Hubenette, M.D.	Director	March 15, 2007
Antoinette Hubenette, M.D.

/s/ Syble R. Roberts	Director	March 15, 2007
Syble R. Roberts

/s/ Thomas Tignino	Director	March 15, 2007
Thomas Tignino

INDEX TO EXHIBITS

SEQUENTIALLY NUMBERED EXHIBIT	DESCRIPTION

4.1	Amended and Restated Certificate of Incorporation (Exhibit 3.1 to the Current Report on Form 8-K filed by First California Financial Group, Inc. on March 16, 2007 and incorporated herein by reference).

4.2	Amended and Restated By-laws of First California Financial Group, Inc. (Exhibit 3.2 to the Current Report on Form 8-K filed by First California Financial Group, Inc. on March 16, 2007 and incorporated herein by reference).

4.3*	Form of stock certificate for the common stock, $0.01 par value per share, of First California Financial Group, Inc.

5.1*	Opinion of Sullivan & Cromwell LLP as to the legality of the Shares being registered.

10.1	First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan) (Exhibit 10.1 to Form S-4/A filed on September 1, 2005 by FCB Bancorp and incorporated herein by reference).

10.2*	Amendment No. 1 to First California Financial Group, Inc. FCB 2005 Stock Option Plan (formerly known as the FCB Bancorp 2005 Stock Option Plan).

10.3	First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as the National Mercantile Bancorp 1994 Stock Option Plan) (Exhibit 10.7 to Form S-4 (File No. 333-138161) filed by First California Financial Group, Inc. on October 23, 2006 and incorporated herein by reference).

10.4*	Amendment No. 1 to First California Financial Group, Inc. 1994 NMB Stock Option Plan (formerly known as the National Mercantile Bancorp 1994 Stock Option Plan).

10.5	First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan) (Exhibit 10.6 to Form 10-KSB filed on April 15, 2003 by National Mercantile Bancorp and incorporated herein by this reference).

10.6*	Amendment No. 1 to First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp Amended 1996 Stock Incentive Plan).

10.7	First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan) (Exhibit 4.1 to Form S-8 filed on May 25, 2006 by National Mercantile and incorporated herein by this reference).

10.8*	Amendment No. 1 to First California Financial Group, Inc. 2005 NMB Stock Incentive Plan (formerly known as the National Mercantile Bancorp 2005 Stock Incentive Plan).

23.1*	Consent of Moss Adams LLP.

23.2*	Consent of Ernst & Young LLP.

23.3*	Consent of Moss Adams LLP.

23.4*	Consent of Grant Thornton LLP.

23.5*	Consent of Sullivan & Cromwell LLP (included in exhibit 5 hereto).

24*	Power of Attorney (included on signature page to Registration Statement).

*	Filed herewith.